Exhibit 99.2

GEN-PROBE INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2011, 2010 and 2009

Item 15.	Exhibits, Financial Statement Schedules

(a) (1) Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Gen-Probe Incorporated:

We have audited the accompanying consolidated balance sheets of Gen-Probe Incorporated as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gen-Probe Incorporated at December 31, 2011 and 2010, and the consolidated results of its operations, comprehensive income and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements , the Company adopted ASU 2011-05 Presentation of Comprehensive Income (codified in ASC Topic 220 Comprehensive Income) effective as of January 1, 2012 and retroactively included a statement of comprehensive income for all periods presented in the consolidated financial statements for this change.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Gen-Probe Incorporated’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

February 23, 2012,

except for Note 1 and 19, as to which the date is

January 28, 2013

GEN-PROBE INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents, including restricted cash of $38 and $16 at December 31, 2011 and December 31, 2010, respectively	$87,021	$59,690
Marketable securities	218,789	170,648
Trade accounts receivable, net of allowance for doubtful accounts of $320 and $355 at December 31, 2011 and December 31, 2010, respectively	57,767	54,739
Accounts receivable - other	3,446	5,493
Inventories	77,886	66,416
Deferred income tax	8,188	13,634
Prepaid expenses	11,555	14,665
Other current assets	4,967	5,148

Total current assets	469,619	390,433
Marketable securities, net of current portion	62,237	259,317
Property, plant and equipment, net	176,081	160,863
Capitalized software, net	16,992	13,981
Patents, net	11,758	12,450
Goodwill	140,404	150,308
Purchased intangibles, net	106,619	120,270
License, manufacturing access fees and other assets, net	61,738	60,175

Total assets	$1,045,448	$1,167,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,000	$14,614
Accrued salaries and employee benefits	28,795	26,825
Other accrued expenses	12,846	13,935
Income tax payable	1,857	634
Short-term borrowings	248,000	240,000
Deferred revenue	1,238	1,166

Total current liabilities	304,736	297,174
Non-current income tax payable	10,019	8,315
Deferred income tax	19,283	29,775
Deferred revenue, net of current portion	3,237	2,500
Other long-term liabilities	7,831	6,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 45,008,879 and 47,966,156 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	5	5
Additional paid-in capital	23,650	195,820
Accumulated other comprehensive income (loss)	(313)	678
Retained earnings	677,000	626,876

Total stockholders’ equity	700,342	823,379

Total liabilities and stockholders’ equity	$1,045,448	$1,167,797

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009
Revenues:
Product sales	$562,588	$522,709	$483,759
Collaborative research revenue	7,682	14,518	7,911
Royalty and license revenue	5,964	6,100	6,632

Total revenues	576,234	543,327	498,302
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	173,645	169,222	152,393
Acquisition-related intangible amortization	11,061	8,847	4,144
Research and development	112,742	111,103	105,970
Marketing and sales	68,396	59,492	53,853
General and administrative	71,394	56,818	61,828
Goodwill and asset impairment charges	12,746	—	—

Total operating expenses	449,984	405,482	378,188

Income from operations	126,250	137,845	120,114
Other income (expense):
Investment and interest income	8,695	11,765	21,603
Interest expense	(2,070)	(2,216)	(1,857)
Gain on contingent consideration	—	7,994	—
Other-than-temporary impairment loss on equity investment	(39,482)	—	—
Other income (expense), net	(236)	(177)	(58)

Total other income (expense), net	(33,093)	17,366	19,688

Income before income tax	93,157	155,211	139,802
Income tax expense	43,033	48,274	48,019

Net income	$50,124	$106,937	$91,783

Net income per share:
Basic	$1.06	$2.20	$1.82

Diluted	$1.04	$2.18	$1.79

Weighted average shares outstanding:
Basic	47,254	48,560	50,356

Diluted	48,387	49,033	50,965

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Net income	$50,124	$106,937	$91,783
Foreign currency translation adjustment	(521)	(1,665)	2,705
Change in net unrealized loss on marketable securities, net of income tax benefits	3,045	2,097	5,693
Reclassification of net realized gain on marketable securities, net of income tax expense	(3,515)	(4,370)	(6,837)

Other comprehensive income (loss)	(991)	(3,938)	1,561

Comprehensive income	$49,133	$102,999	$93,344

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Operating activities
Net income	$50,124	$106,937	$91,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,569	44,529	40,382
Amortization of premiums on investments, net of accretion of discounts	9,592	9,573	5,868
Stock-based compensation	24,741	24,075	23,420
Excess tax benefit from employee stock-based compensation	(5,080)	(3,692)	(2,005)
Deferred revenue	850	(1,808)	812
Deferred income tax	(4,220)	(3,745)	(5,786)
Other-than-temporary impairment loss on equity investment	39,482	—	—
Goodwill and asset impairment charges	12,746	—	—
Gain on contingent consideration	—	(7,994)	—
Gain on sale of food safety business	—	—	(291)
Loss on disposal of property and equipment	364	1,065	221
Changes in assets and liabilities:
Trade and other accounts receivable	(1,112)	2,649	(11,303)
Inventories	(11,168)	(1,154)	2,315
Prepaid expenses	408	3,055	1,218
Other current assets	384	(360)	1,912
Other long-term assets	7,164	(559)	(4,123)
Accounts payable	(2,698)	(6,265)	3,500
Accrued salaries and employee benefits	2,981	(133)	(676)
Other accrued expenses	(1,398)	(4,417)	(806)
Income tax payable	10,313	7,688	(2,371)
Other long-term liabilities	1,211	122	961

Net cash provided by operating activities	181,253	169,566	145,031

Investing activities
Proceeds from sales and maturities of marketable securities	489,241	427,821	438,601
Purchases of marketable securities	(395,190)	(401,434)	(419,019)
Purchases of property, plant and equipment	(41,664)	(30,716)	(32,364)
Purchases of capitalized software	(6,053)	(3,891)	(1,290)
Purchases of intangible assets, including licenses and manufacturing access fees	(5,259)	(2,513)	(7,341)
Net cash paid for business combinations	—	(53,000)	(183,725)
Proceeds from sale of food safety business	—	—	6,357
Cash paid for investment in Roka Bioscience	(3,980)	—	—
Cash paid for investment in Pacific Biosciences	—	(50,000)	—
Other	(209)	(738)	403

Net cash provided by (used in) investing activities	36,886	(114,471)	(198,378)

Financing activities
Repurchase and retirement of common stock	(250,000)	(99,935)	(174,847)
Proceeds from issuance of common stock and employee stock purchase plan	49,932	31,830	10,923
Payment of contingent consideration	—	(10,000)	—
Repurchase and retirement of restricted stock for payment of taxes	(1,615)	(1,257)	(1,716)
Excess tax benefit from employee stock-based compensation	5,080	3,692	2,005
Borrowings, net	8,000	(228)	238,450

Net cash (used in) provided by financing activities	(188,603)	(75,898)	74,815

Effect of exchange rate changes on cash and cash equivalents	(2,205)	(2,123)	1,026

Net increase (decrease) in cash and cash equivalents	27,331	(22,926)	22,494
Cash and cash equivalents at the beginning of period	59,690	82,616	60,122

Cash and cash equivalents at the end of period	$87,021	$59,690	$82,616

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,104	$2,358	$1,804

Cash paid for taxes	$38,744	$46,565	$54,528

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

			Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance as of December 31, 2008	52,921	$5	$382,544	$3,055	$428,156	$813,760
Common stock issued from exercise of stock options	374	—	6,828	—	—	6,828
Repurchase and retirement of common stock	(4,283)	—	(174,847)	—	—	(174,847)
Purchase of common stock through employee stock purchase plan	112	—	4,095	—	—	4,095
Issuance of common stock to board members	4	—	176	—	—	176
Issuance of restricted stock awards, net of cancellations	24	—	—	—	—	—
Issuance of deferred issuance restricted stock awards	34	—	—	—	—	—
Repurchase and retirement of restricted stock for payment of taxes	(42)	—	(1,716)	—	—	(1,716)
Stock-based compensation charges	—	—	23,530	—	—	23,530
Stock-based compensation income tax benefits	—	—	2,005	—	—	2,005
Net income	—	—	—	—	91,783	91,783
Foreign currency translation adjustment	—	—	—	2,705	—	2,705
Change in net unrealized loss on marketable securities, net of income tax benefits of $616	—	—	—	5,693	—	5,693
Reclassification of net realized gain on marketable securities, net of income tax expense of $3,681	—	—	—	(6,837)	—	(6,837)

Balance as of December 31, 2009	49,144	$5	$242,615	$4,616	$519,939	$767,175
Common stock issued from exercise of stock options	904	—	27,438	—	—	27,438
Repurchase and retirement of common stock	(2,165)	—	(99,935)	—	—	(99,935)
Purchase of common stock through employee stock purchase plan	117	—	4,392	—	—	4,392
Issuance of common stock to board members	6	—	282	—	—	282
Cancellations of restricted stock awards	(13)	—	—	—	—	—
Repurchase and retirement of restricted stock for payment of taxes	(27)	—	(1,257)	—	—	(1,257)
Stock-based compensation charges	—	—	23,398	—	—	23,398
Stock-based compensation income tax benefits	—	—	(1,113)	—	—	(1,113)
Net income	—	—	—	—	106,937	106,937
Foreign currency translation adjustment	—	—	—	(1,665)	—	(1,665)
Change in net unrealized loss on marketable securities, net of income tax benefits of $1,186	—	—	—	2,097	—	2,097
Reclassification of net realized gain on marketable securities, net of income tax expense of $2,353	—	—	—	(4,370)	—	(4,370)

Balance as of December 31, 2010	47,966	$5	$195,820	$678	$626,876	$823,379
Common stock issued from exercise of stock options	1,073	—	44,866	—	—	44,866
Repurchase and retirement of common stock	(4,200)	—	(250,000)	—	—	(250,000)
Purchase of common stock through employee stock purchase plan	101	—	5,065	—	—	5,065
Issuance of common stock to board members	6	—	415	—	—	415
Issuance of restricted stock awards, net of cancellations	52	—	—	—	—	—
Issuance of deferred issuance restricted stock awards	37	—	—	—	—	—
Repurchase and retirement of restricted stock for payment of taxes	(26)	—	(1,615)	—	—	(1,615)
Stock-based compensation charges	—	—	24,459	—	—	24,459
Stock-based compensation income tax benefits	—	—	4,640	—	—	4,640
Net income	—	—	—	—	50,124	50,124
Foreign currency translation adjustment	—	—	—	(521)	—	(521)
Change in net unrealized loss on marketable securities, net of income tax benefits of $466	—	—	—	3,045	—	3,045
Reclassification of net realized gain on marketable securities, net of income tax expense of $1,893	—	—	—	(3,515)	—	(3,515)

Balance as of December 31, 2011	45,009	$5	$23,650	$(313)	$677,000	$700,342

See accompanying notes to consolidated financial statements

GEN-PROBE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Gen-Probe Incorporated (“Gen-Probe” or the “Company”) is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. The Company’s molecular diagnostic products are designed to detect diseases more rapidly and/or accurately than older tests, and are among the fastest-growing categories of the in vitro diagnostics (“IVD”) industry.

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications did not affect total revenues, income from operations or net income.

Principles of Consolidation

These consolidated financial statements include the accounts of Gen-Probe as well as its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. The Company has not identified any interests in variable interest entities that require consolidation.

In December 2010, the Company acquired Genetic Testing Institute, Inc. (“GTI Diagnostics”), a privately held Wisconsin corporation now known as Gen-Probe GTI Diagnostics, Inc. GTI Diagnostics has broadened and strengthened the Company’s transplant diagnostics business, and has also provided the Company with access to new products in the specialty coagulation and transfusion-related blood bank markets. GTI Diagnostics’ results of operations have been included in the Company’s consolidated financial statements beginning in December 2010.

In October 2009, the Company acquired Prodesse, Inc. (“Prodesse”), a privately held Wisconsin corporation now known as Gen-Probe Prodesse, Inc. Prodesse develops molecular diagnostic products for a variety of infectious disease applications. Prodesse’s results of operations have been included in the Company’s consolidated financial statements beginning in October 2009.

In April 2009, the Company acquired Tepnel Life Sciences plc (“Tepnel”), a United Kingdom (“UK”) based international life sciences products and services company, now known as Gen-Probe Life Sciences Ltd. Tepnel’s results of operations have been included in the Company’s consolidated financial statements beginning in April 2009.

Use of Estimates

The preparation of financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements. These estimates include assessing the collectability of accounts receivable, recognition of revenues, and the valuation of the following: stock-based compensation; marketable securities; equity investments in publicly and privately held companies; income tax; accrued liabilities; inventories; and goodwill and long-lived assets, including patent costs, capitalized software, purchased intangibles and licenses and manufacturing access fees. Actual results could differ from those estimates.

Foreign Currencies

The Company translates the financial statements of its non-U.S. operations using the end-of-period exchange rates for assets and liabilities and the average exchange rates for each reporting period for results of operations. Net gains and losses resulting from the translation of foreign financial statements and the effect of exchange rates on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” These adjustments will affect net income upon the sale or liquidation of the underlying investment.

Segment Information

The Company currently operates in one business segment: the development, manufacturing, marketing, sales and support of molecular diagnostic products primarily to diagnose human diseases, screen donated human blood and ensure transplant compatibility. Although the Company’s products comprise distinct product lines to serve different end markets within molecular diagnostics, the Company does not operate its business in operating segments. The Company is managed by a single functionally-based management team that manages all aspects of the Company’s business and reports directly to the Chief Executive Officer. For all periods presented, the Company operated in a single business segment. Product sales by product line and geographic location are presented in Note 16 of these Notes to Consolidated Financial Statements.

Revenue Recognition

The Company records shipments of its clinical diagnostic products as product sales when the product is shipped, title and risk of loss have passed to the customer, the consideration is fixed and determinable, and collection of the resulting receivable is reasonably assured.

The Company manufactures blood screening products according to demand schedules provided by its collaboration partner, Novartis Vaccines and Diagnostics, Inc. (“Novartis”). Upon shipment to Novartis, the Company recognizes blood screening product sales at an agreed upon transfer price and records the related cost of products sold. Based on the terms of the Company’s collaboration agreement with Novartis, the Company’s ultimate share of the net revenue from sales to the end user is not known until reported to the Company by Novartis. The Company then adjusts blood screening product sales upon receipt of customer revenue reports and a net payment from Novartis of amounts reflecting the Company’s ultimate share of net sales by Novartis for these products, less the transfer price revenues previously recognized.

In most cases, the Company provides its instrumentation to its clinical diagnostics customers without requiring them to purchase the equipment or enter into an equipment lease. Instead, the Company recovers the cost of providing the instrumentation in the amount it charges for its diagnostic assays. The depreciation costs associated with an instrument are charged to cost of product sales on a straight-line basis over the estimated life of the instrument. The costs to maintain these instruments in the field are charged to cost of product sales as incurred.

The Company sells its instruments to Novartis for use in blood screening and records these instrument sales upon delivery since Novartis is responsible for the placement, maintenance and repair of the units with its customers. The Company also sells instruments to its clinical diagnostics customers and records sales of these instruments upon delivery and customer acceptance. For certain customers with non-standard payment terms, instrument sales are recorded based upon expected cash collection. Prior to delivery, each instrument is tested to meet Gen-Probe’s specifications and the specifications of the United States Food and Drug Administration (“FDA”), and is shipped fully assembled. Customer acceptance of the Company’s clinical diagnostic instrument systems requires installation and training by the Company’s technical service personnel. Installation is a standard process consisting principally of uncrating, calibrating and testing the instrumentation.

The Company records revenue on its research products and services in the period during which the related costs are incurred or the services are provided. This revenue consists of outsourcing services for the pharmaceutical, biotechnology and healthcare industries, including nucleic acid purification and analysis services, as well as the sale of monoclonal antibodies.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within the Company’s control. For transactions entered into prior to 2011, consideration was allocated to each unit of accounting based on its relative fair value when objective and reliable evidence of fair value existed for all units of accounting in an arrangement. The fair value of an item was the price charged for the product, if the item was sold on a stand-alone basis. When the Company was unable to establish fair value for delivered items or when fair value of undelivered items had not been established, revenue was deferred until all elements were delivered and services had been performed or until fair value could be objectively determined for any undelivered elements. Beginning in 2011, arrangement consideration is allocated at the inception of the arrangement to all deliverables using the relative selling price method that is based on a three-tier hierarchy. The relative selling price method requires that the estimated selling price for each deliverable be based on vendor-specific objective evidence (“VSOE”) of fair value, which represents the price charged for each deliverable when it is sold separately or, for a deliverable not yet being sold separately, the price established by management. When VSOE of fair value is not available, third-party evidence (“TPE”) of fair value is acceptable, or a best estimate of selling price if neither VSOE nor TPE are available. A best estimate of selling price should be consistent with the objective of determining the price at which the Company would transact if the deliverable were sold regularly on a stand-alone basis and should also take into account market conditions and company-specific factors.

The Company recognizes collaborative research revenue over the term of various collaboration agreements, as negotiated monthly contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated monthly contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Non-refundable license fees with stand-alone value are recognized at the time that the Company has satisfied all performance obligations. License fees without stand-alone value are recognized in combination with any undelivered performance obligations. Milestone consideration that is contingent upon achievement of a milestone in its entirety is recorded as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. These criteria include: (i) the consideration being earned should be commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) the consideration being earned should relate solely to past performance; (iii) the consideration being earned should be reasonable relative to all deliverables and payment terms in the arrangement; and (iv) the milestone should be considered in its entirety and cannot be bifurcated into substantive and non-substantive components. Any amounts received prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue on the Company’s consolidated balance sheets.

Royalty and license revenue is recognized related to the sale or use of the Company’s products or technologies under license agreements with third parties. For those arrangements where royalties are reasonably estimable, the Company recognizes revenue based on estimates of royalties earned during the applicable period and adjusts for differences between the estimated and actual royalties in the following period. Historically, these adjustments have not been material. For those arrangements where royalties are not reasonably estimable, the Company recognizes revenue upon receipt of royalty statements from the applicable licensee.

Cost of Product Sales

Cost of product sales reflects the costs applicable to products shipped for which product sales revenue is recognized in accordance with the Company’s revenue recognition policy. The Company manufactures products for commercial sale as well as development stage products for internal use or clinical evaluation. The Company classifies costs for commercial products to “Cost of product sales” and costs for internal use or clinical evaluations to “Research and development” costs.

Stock-based Compensation

The Company uses the Black-Scholes-Merton option pricing model to value stock options granted. The determination of the fair value of stock option awards on the date of grant using the Black-Scholes-Merton model is affected by the Company’s stock price and the implied volatility on its traded options, as well as the input of other subjective assumptions. These assumptions include, but are not limited to, the expected term of stock options and the Company’s expected stock price volatility over the term of the awards.

Stock-based compensation expense is recognized for restricted stock, deferred issuance restricted stock, performance stock awards, which include awards subject to performance conditions and/or market conditions, stock options, and shares purchasable under the Company’s Employee Stock Purchase Plan (“ESPP”). Stock-based compensation expense for restricted stock, deferred issuance restricted stock, and performance condition stock awards is measured based on the closing fair market value of the Company’s common stock on the date of grant. Stock-based compensation expense for market condition stock awards is measured based on the fair value of the award on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple point variables that determine the probability of satisfying the market condition stipulated in the grant and calculates the fair value of the award. Certain of these costs are capitalized into inventory on the Company’s consolidated balance sheets, and are recognized as an expense when the related products are sold.

Research and Development

Research and development expenses consist of costs incurred for internal and collaborative research and development. Expenditures relating to research and development are expensed in the period incurred.

The Company does not separately track all of the costs applicable to collaborative research revenue, as the Company does not distinguish between the Company’s internal development activities and the development efforts made pursuant to agreements with third parties. The costs associated with collaborative research revenue are based on fully burdened full time equivalent rates and are reflected in the Company’s consolidated statements of income under the captions “Research and development,” “Marketing and sales,” and “General and administrative,” based on the nature of the costs.

Advertising Costs

Advertising costs are expensed as incurred and are recorded within marketing and sales expenses. Advertising costs were $1.2 million, $0.6 million, and $0.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Shipping and Handling Expenses

Shipping and handling expenses included in cost of product sales totaled approximately $10.5 million, $7.9 million, and $7.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Contingencies

Contingent gains are not recorded in the Company’s consolidated financial statements since this accounting treatment could result in the recognition of gains that might never be realized. Contingent losses are only recorded in the Company’s consolidated financial statements if it is probable that a loss will result from a contingency and the amount can be reasonably estimated.

Income Tax

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The impact of tax law and rate changes is reflected in income in the period such changes are enacted. As needed, the Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized based on expected future taxable income.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by various tax authorities. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of these examinations and any future examinations in determining the adequacy of its provision for income taxes. As part of its assessment of potential adjustments to its tax returns, the Company increases its tax liabilities or decreases its deferred tax assets to the extent a tax position taken on the Company’s return is not more likely than not to be sustained based upon its technical merits. The Company reviews, at least quarterly, the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which credible new information causes the Company to change its assessment of the likelihood of a tax position being sustained.

Net Income Per Share

Diluted net income per share is reported based on the more dilutive of the treasury stock or the two-class method. Under the two-class method, net income is allocated to common stock and participating securities. The Company’s restricted stock, deferred issuance restricted stock and performance stock awards meet the definition of participating securities. Basic net income per share under the two-class method is computed by dividing net income adjusted for earnings allocated to unvested stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share under the two-class method is computed by dividing net income adjusted for earnings allocated to unvested stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company excludes stock options from the calculation of diluted net income per share when the combined exercise price, unrecognized stock-based compensation and assumed tax benefits upon exercise are greater than the average market price for the Company’s common stock because their effect is anti-dilutive. Potentially dilutive securities totaling approximately 1.0 million, 3.8 million and 3.9 million for the years ended December 31, 2011, 2010 and 2009, respectively, were excluded from the calculations of diluted earnings per share (“EPS”) below because of their anti-dilutive effect.

The following table sets forth the computation of basic and diluted EPS for the years ended December 31, 2011, 2010 and 2009 (in thousands, except per share amounts):

	Years Ended December 31,
	2011	2010	2009
Basic Net Income per Share
Net income	$50,124	$106,937	$91,783
Less: income allocated to participating securities	(60)	(273)	(335)

Net income allocated to common stockholders	$50,064	$106,664	$91,448

Weighted average common shares outstanding - basic	47,254	48,560	50,356

Net income per share - basic	$1.06	$2.20	$1.82

Diluted Net Income per Share
Net income	$50,124	$106,937	$91,783
Less: income allocated to participating securities	(59)	(270)	(331)

Net income allocated to common stockholders	$50,065	$106,667	$91,452

Weighted average common shares outstanding - basic	47,254	48,560	50,356
Dilutive securities	1,133	473	609

Weighted average common shares outstanding - diluted	48,387	49,033	50,965

Net income per share - diluted	$1.04	$2.18	$1.79

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid cash investment funds with original maturities of three months or less when acquired.

Fair Value Measurements

For details on the assets and liabilities subject to fair value measurements and the related valuation techniques used, refer to Note 8 of these Notes to Consolidated Financial Statements.

The Company accounts for assets and liabilities at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value and establishes a framework for measuring fair value based on a three tiered valuation approach. The Company periodically reviews and evaluates the application of these valuation techniques to its assets and liabilities.

Marketable Securities

The Company’s marketable securities include equity securities, mutual funds, treasury securities, tax advantaged municipal securities and Federal Deposit Insurance Corporation (“FDIC”) insured corporate bonds. The primary objectives of the Company’s marketable debt security investment portfolio are liquidity and safety of principal. Investments are made with the goal of achieving the highest rate of return consistent with these two objectives. The Company’s investment policy limits investments to certain types of debt and money market instruments issued by institutions primarily with investment grade credit ratings and places restrictions on maturities and concentration by type and issuer. The equity securities consist of investments in common stock. The deferred compensation plan assets are invested in mutual funds with quoted market prices. During the fourth quarter of 2011, the Company converted its deferred compensation plan assets into mutual funds.

All of the Company’s marketable securities, except for mutual funds, are classified as available-for-sale securities. Mutual fund investments are classified as trading securities. Marketable debt and equity securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity under the caption “Accumulated other comprehensive income (loss).” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in “Investment and interest income.” The Company’s mutual funds are carried at fair value, with unrealized gains and losses included in “Investment and interest income.”

Interest and dividend income, as well as realized gains and losses on marketable securities, are included in “Investment and interest income.” The cost of securities sold is based on the specific identification method. Declines in value judged to be other-than-temporary on marketable securities are included within the “Other income (expense)” section of the consolidated statements of income.

The Company periodically reviews its marketable equity securities for other-than-temporary declines in fair value below their cost basis, or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. When assessing marketable equity securities for other-than-temporary declines in value, the Company considers factors including: the significance of the decline in value compared to the cost basis; the underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the investment has been less than its cost basis; any market conditions that impact liquidity; the views of external investment analysts; the financial condition and near-term prospects of the investee; any news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

The contractual terms of the debt securities held by the Company do not permit the issuer to settle the securities at a price less than the amortized cost of the investments. The Company does not consider its investments in marketable debt securities with a current unrealized loss position to be other-than-temporarily impaired at December 31, 2011 and 2010 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost. However, investments in an unrealized loss position deemed to be temporary at December 31, 2011 and 2010 that have a contractual maturity of greater than 12 months have been classified as non-current marketable securities under the caption “Marketable securities, net of current portion,” reflecting the Company’s current intent and ability to hold such investments to maturity.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Credit losses historically have been minimal and within management’s expectations. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of the customers’ ability to make payments, additional allowances would be required.

Concentration of Credit Risk

The Company sells its diagnostic products primarily to established large reference laboratories, public health institutions and hospitals. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and marketable debt securities. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. The Company generally invests its excess cash in investment grade municipal securities. The Company’s marketable securities are presented in Note 7 of these Notes to Consolidated Financial Statements.

Inventories

Inventories are stated at the lower of cost or market. Cost, which includes amounts related to materials, labor and overhead, is determined in a manner which approximates the first-in, first-out method. A reserve is recorded for excess and obsolete inventory based on management’s review of inventories on hand, compared to estimated future usage and sales, shelf-life and assumptions about the likelihood of obsolescence.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Years
Building	10-50
Machinery and equipment	3-8
Furniture and fixtures	3

Depreciation expense was $25.6 million, $26.8 million, and $27.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Amortization of building improvements is provided over the shorter of the remaining life of the lease or the estimated useful life of the asset.

Asset Retirement Obligations

Obligations recorded are associated with the retirement of tangible long-lived assets related to leased facilities and the associated asset retirement costs. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and subsequently expensed over the asset’s useful life. The Company’s consolidated balance sheets at December 31, 2011 and 2010 included asset retirement obligations of $1.1 million and $0.5 million, respectively.

Patent Costs

The Company capitalizes the costs incurred to file and prosecute patent applications. The Company amortizes these costs on a straight-line basis over the lesser of the remaining useful life of the related technology or eight years. Capitalized patent costs are included in “License, manufacturing access fees and other assets, net” on the consolidated balance sheets. All costs related to abandoned patent applications are recorded as “General and administrative” expenses.

Capitalized Software Costs

The Company capitalizes costs incurred in the development of computer software related to products under development after establishment of technological feasibility. These capitalized costs are recorded at the lower of unamortized cost or net realizable value and are amortized over the shorter of the estimated life of the related product or ten years.

Goodwill and Intangible Assets

The Company capitalizes license fee payments that relate to approved products and acquired intangibles with alternative future uses.

The Company capitalizes manufacturing access fees that it pays when (i) the fee embodies a probable future benefit that involves a capacity, singly or in combination with other assets, to contribute directly or indirectly to future net cash inflows, (ii) the Company can obtain the benefit and control others’ access to it, and (iii) the transaction or other event giving rise to the entity’s right to or control of the benefit has already occurred.

Intangible assets that the Company acquires are initially recognized and measured based on their fair value. The Company uses the present value technique of estimated future cash flows to measure the fair value of assets at the date of acquisition. Those cash flow estimates incorporate assumptions based on historical experience with selling similar products in the marketplace. The useful life of an intangible asset to an entity is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of that entity. The Company amortizes its capitalized intangible assets over the remaining economic life of the relevant technology using the straight-line method, which currently ranges from 2 to 20 years, as the cash flows generated by these intangible assets cannot be reliably determined.

The Company’s business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. The Company also acquires intangible assets in other types of transactions. As of December 31, 2011, the Company’s goodwill and intangible assets (excluding capitalized software), net of accumulated amortization, were $140.4 million and $156.3 million, respectively. Of the $140.4 million of goodwill recorded at December 31, 2011, $62.0 million, $33.0 million, and $26.8 million related to the acquisitions of Tepnel, Prodesse and GTI Diagnostics, respectively.

The valuation of intangible assets requires management to make estimates and assumptions that affect the Company’s consolidated financial statements. For intangible assets purchased in a business combination, the estimated fair values of the assets acquired are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions which require significant judgment. For example, the income approach requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. The Company’s estimates of the fair value of certain assets, or its conclusion that the value of certain assets is not reliably estimable, may differ materially from determinations made by others who use different assumptions or utilize different valuation models. New information may arise in the future that affects the Company’s fair value estimates and could result in adjustments to its estimates in the future, which could have an adverse impact on its results of operations.

The Company assesses the impairment of goodwill and intangible assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment is reviewed at least annually at the reporting unit level, and occurs at the same time in the fourth quarter of each year, unless circumstances indicate that impairment has occurred before the fourth quarter of any given year. The Company utilizes a discounted cash flow analysis to estimate the fair value of each reporting unit. The evaluation includes management estimates of cash flow projections based on an internal strategic review. Key assumptions from this strategic review include revenue growth, gross and operating margin growth, and the Company’s weighted average cost of capital. The Company uses specific discount rates to determine the estimated value of each reporting unit. The Company may supplement its discounted cash flow analysis with other acceptable valuation techniques, when deemed necessary. If actual results are not consistent with the Company’s estimates and assumptions used in estimating future cash flows and asset fair values, the Company may be exposed to losses that could be material.

Factors the Company considers important that could trigger impairment include the following:

•	significant under performance relative to historical or projected future operating results;

•	significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business;

•	significant negative industry or economic trends;

•	significant declines in the Company’s stock price for a sustained period; and

•	decreased market capitalization relative to net book value.

When there is an indication that the carrying value of goodwill or an intangible asset may not be recoverable based upon the existence of one or more of the above indicators or other factors, an impairment loss is recognized if the carrying amount exceeds its fair value. Any resulting impairment loss could have an adverse impact on the Company’s operating expenses.

In the fourth quarter of 2011, the Company recorded impairment charges related to goodwill and intangible assets acquired in business combinations. See Note 2 of these Notes to Consolidated Financial Statements for further details.

Self-insurance Reserves

The Company’s consolidated balance sheets as of December 31, 2011 and 2010 include approximately $2.6 million and $1.3 million, respectively, of liabilities associated with employee medical costs that are retained by the Company. The Company estimates the liability for such claims on an undiscounted basis based upon various assumptions which include, but are not limited to, the Company’s historical loss experience and projected loss development factors. The estimated liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents (frequency) and change in the ultimate cost per incident (severity).

Accumulated Other Comprehensive Income (Loss)

All components of comprehensive income, including net income, are reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income (loss), which includes certain changes in stockholders’ equity, such as foreign currency translation of the Company’s wholly owned subsidiaries’ financial statements and unrealized gains and losses on its available-for-sale securities, are reported, net of their related tax effect, to arrive at comprehensive income.

Certain 2011 prior year components of comprehensive income have been corrected. The clerical errors identified and corrected were equal and offsetting in nature, and did not change the presentation of the total unrealized gains (losses) for the prior period. Additionally, the change in presentation had no impact on comprehensive income or accumulated other comprehensive income (loss) for the year ended December 31, 2011 or any other prior period presented.

Recent Accounting Pronouncements

Accounting Standards Update 2011-04

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on fair value measurement. The ASU expands the disclosure requirements of ASC Topic 820 for fair value measurements and makes other amendments. Specifically, the ASU clarifies the accounting guidance for highest-and-best-use and valuation-premise concepts for non-financial assets, application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk, premiums or discounts in fair value measurement, and fair value of an instrument classified in an entity’s stockholders’ equity. Additionally, the ASU expands the disclosure requirements under ASC Topic 820, particularly for Level 3 inputs. The ASU is effective for interim and annual reporting periods of the Company beginning January 1, 2012. Early adoption is not permitted. The Company does not believe the adoption of this guidance will have a material impact on its consolidated financial statements.

Accounting Standards Update 2011-05 and 2011-12

In June 2011, the FASB issued ASU 2011-05 on the presentation of comprehensive income. The ASU removes the presentation options in ASC Topic 220, Comprehensive Income, and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income (loss) and does not require any incremental disclosures in addition to those already required under existing accounting guidance. The ASU is effective for interim and annual reporting periods of the Company beginning January 1, 2012. The guidance must be applied retrospectively for all periods presented in the financial statements. Early adoption is permitted. The Company has adopted this guidance beginning January 1, 2012 and it is reflected in the accompanying financial statements.

In December 2011, the FASB issued ASU 2011-12, deferring certain provisions of ASU 2011-05. One of the provisions of ASU 2011-05 required entities to present reclassification adjustments out of accumulated other comprehensive income (loss) by component in both the statement in which net income is presented and the statement in which other comprehensive income (loss) is presented (for both interim and annual financial statements). This requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date. The effective date of ASU 2011-12 is the same as that for the unaffected provisions of ASU 2011-05.

Accounting Standards Update 2011-08

In September 2011, the FASB issued ASU 2011-08 on performing goodwill impairment testing. The ASU amends the guidance in ASC Topic 350-20, Goodwill. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, does not revise the requirement to test goodwill annually for impairment, and does not amend the requirement to test goodwill for impairment between annual tests if events and circumstances warrant. The ASU provides examples of events and circumstances to consider for qualitative assessment. The amendments are effective for annual and interim goodwill impairment tests performed by the Company beginning January 1, 2012. Early adoption is permitted. The Company plans to adopt this guidance in the first quarter of 2012 for its goodwill impairment testing. The Company does not believe the adoption of this guidance will have a material impact on its consolidated financial statements.

Note 2.	Business Combinations

The acquisitions described below were accounted for as business combinations and, accordingly, the Company has included the results of operations of the acquired entities in its consolidated statements of income from the respective date of acquisition. Neither separate financial statements nor pro forma results of operations have been presented for any of these acquisitions because the acquisitions did not meet the quantitative materiality tests under Regulation S-X.

Acquisition of GTI Diagnostics

In December 2010, the Company acquired GTI Diagnostics, a privately held specialty diagnostics company focused on the transplantation, specialty coagulation and transfusion-related blood bank markets, for $53.0 million on a net-cash basis. As a result of the acquisition, GTI Diagnostics became a wholly owned subsidiary of the Company. The Company financed the acquisition with cash on hand.

The Company finalized the purchase price allocation in the fourth quarter of 2011. The $53.0 million purchase price for GTI Diagnostics exceeded the value of the acquired tangible and identifiable intangible assets, and therefore the Company originally allocated $28.0 million to goodwill. During the year ended December 31, 2011, the Company recorded adjustments to the purchase price allocation resulting in a net decrease of $1.2 million to goodwill. The final purchase price allocation for the Company’s acquisition of GTI Diagnostics is as follows (in thousands):

Total purchase price	$53,000

Net working capital	$7,882
Fixed assets	922
Goodwill	26,801
Deferred tax liabilities	(10,862)
Other intangible assets	32,100
Liabilities assumed	(3,843)

Allocated purchase price	$53,000

The fair values of the acquired identifiable intangible assets with definite lives included in the final purchase price allocation are as follows (in thousands):

Patents	$10,600
In-process research and development	11,900
Customer relationships	3,500
Trade secrets	6,100

Total	$32,100

The amortization periods for the acquired identifiable intangible assets with definite lives are as follows: six to nine years for patents, ten years for customer relationships, 20 years for trade secrets, and an estimated life to be determined for each in-process research and development project (to commence upon commercialization of the associated product). The Company is amortizing the acquired identifiable intangible assets set forth in the table above using the straight-line method of amortization. The Company believes that the use of the straight-line method is appropriate given the high customer retention rate of the acquired business, the historical and projected growth of revenues and related cash flows, and because the timing and amount of cash flows generated by these assets cannot be reliably determined. The Company will monitor and assess the acquired identifiable intangible assets and will adjust, if necessary, the expected life, amortization method or carrying value of such assets to best match the underlying economic value.

In the fourth quarter of 2011, the Company evaluated the value assigned to the acquired in-process research and development assets obtained in connection with the Company’s acquisition of GTI Diagnostics in December 2010. The Company determined, based on a lower level of probable sales than was estimated at the time of the business combination, that the fair value of certain acquired in-process research and development assets had fallen below the $11.9 million recorded at the time of acquisition. The current fair value for the in-process research and development assets has been determined by using the excess earnings method. An impairment charge of $4.0 million is included in “Goodwill and asset impairment charges” on the accompanying Consolidated Statements of Income, which reduces the value of the in-process research and development assets to a revised fair value of $7.9 million as of December 31, 2011.

The estimated amortization expense for the acquired identifiable intangible assets over future periods, excluding the in-process research and development assets due to uncertainty with respect to the commercialization of such assets, is as follows (in thousands):

Years Ending December 31,
2012	$1,981
2013	1,981
2014	1,981
2015	1,981
2016	1,981
Thereafter	8,300

Total	$18,205

Acquisition of Prodesse, Inc.

In October 2009, the Company acquired Prodesse, a privately held Wisconsin corporation, for approximately $60.0 million, subject to a designated pre-closing operating income adjustment, and up to an aggregate of $25.0 million in potential additional cash payments based on the achievement of certain specified performance measures. In July 2010, the Company received FDA clearance of its ProFAST+ assay, thereby satisfying one of the acquisition-related milestones and triggering a $10.0 million payment to former Prodesse securityholders. No other milestones were satisfied and there is no contingent consideration liability remaining as of December 31, 2011. Further information regarding the contingent consideration can be found in Note 8 of these Notes to Consolidated Financial Statements. As a result of the acquisition, Prodesse (which is now known as Gen-Probe Prodesse, Inc.) became a wholly owned subsidiary of the Company. The Company financed the acquisition through existing cash on hand.

The final allocation of the purchase price for the acquisition of Prodesse is as follows (in thousands):

Total purchase price	$62,005

Net working capital	$10,240
Fixed assets	644
Goodwill	32,981
Deferred tax liabilities	(21,369)
Other intangible assets	58,570
Liabilities assumed	(1,067)
Contingent consideration	(17,994)

Allocated purchase price	$62,005

The fair values of the acquired identifiable intangible assets with definite lives are as follows (in thousands):

In-process research and development	$1,070
Developed technology	24,500
Customer relationships	31,800
Trademarks / trade names	1,200

Total	$58,570

The amortization periods for the acquired identifiable intangible assets with definite lives are as follows: five years for in-process research and development, 12 years for developed technology, 12 years for customer relationships, and 20 years for trademarks and trade names. The Company is amortizing the acquired identifiable intangible assets set forth in the table above using the straight-line method of amortization. The Company believes that the use of the straight-line method is appropriate given the high customer retention rate of the acquired business, the historical and projected growth of revenues and related cash flows, and because the timing and amount of cash flows generated by these assets cannot be reliably determined. The Company will monitor and assess the acquired identifiable intangible assets and will adjust, if necessary, the expected life, amortization method or carrying value of such assets to best match the underlying economic value.

In addition to acquiring Prodesse’s existing products, the Company also acquired other products that can be classified as next generation products, which were in the process of being developed. Overall, a value of approximately $1.1 million was capitalized and classified as in-process research and development for the products under development. In December 2010, ProAdeno+, the product included within the in-process research and development intangible asset, was approved by the FDA for commercial use and the Company began selling the product. The Company commenced amortizing the in-process research and development intangible asset in December 2010 upon FDA approval.

The estimated amortization expense for the acquired identifiable intangible assets over future periods is as follows (in thousands):

Years Ending December 31,
2012	$4,966
2013	4,966
2014	4,966
2015	4,948
2016	4,752
Thereafter	23,445

Total	$48,043

Acquisition of Tepnel Life Sciences plc

In April 2009, the Company acquired Tepnel, a UK-based international life sciences products and services company, now known as Gen-Probe Life Sciences Ltd., which has two principal businesses, molecular diagnostics and research products and services. As a result of the acquisition, Tepnel became a wholly-owned subsidiary of the Company.

Upon consummation of the acquisition, each issued ordinary share of Tepnel was cancelled and converted into the right to receive 27.1 pence in cash, or approximately $0.40 based on the then applicable Great Britain Pound (“GBP”) to United States Dollar (“USD”) exchange rate. In connection with the acquisition, the holders of issued and outstanding Tepnel capital stock, options and warrants received total net cash of approximately £92.8 million, or approximately $137.1 million based on the then applicable GBP to USD exchange rate. The acquisition was financed through amounts borrowed by the Company under a senior secured revolving credit facility established between the Company and Bank of America, N.A.

The final allocation of the purchase price for the acquisition of Tepnel is as follows (in thousands):

Total purchase price	$137,093
Exchange rate differences (1)	(568)

Allocated purchase price	$136,525

Net working capital	$14,811
Fixed assets	11,352
Goodwill	70,395
Deferred tax liabilities	(14,148)
Other intangible assets	57,497
Liabilities assumed	(3,382)

Allocated purchase price	$136,525

(1)	Difference caused by exchange rate fluctuations between the date of acquisition and the date funds were wired.

The fair values of the acquired identifiable intangible assets with definite lives are as follows (in thousands):

Patents	$294
Software	441
Customer relationships	45,439
Trademarks / trade names	11,323

Total	$57,497

The amortization periods for the acquired identifiable intangible assets with definite lives are as follows: ten years for patents, five years for software, 12 years for customer relationships, and 20 years for trademarks and trade names. The Company is amortizing the primary acquired identifiable intangible assets, including the customer relationships and trademarks and trade names, using the straight-line method of amortization. The Company believes that the use of the straight-line method is appropriate given the high customer retention rate of the acquired businesses, the historical and projected growth of revenues and related cash flows, and because the timing and amount of cash flows generated by these assets cannot be reliably determined. The Company will monitor and assess the acquired identifiable intangible assets and will adjust, if necessary, the expected life, amortization method or carrying value of such assets to best match the underlying economic value.

In the fourth quarter of 2011, the Company recorded an $8.7 million goodwill impairment charge relating to Tepnel’s European operations, which primarily consist of the Company’s research products and services business. Due to market weakness affecting contract research organizations, the Company reduced its revenue outlook for its research products and services business. As a result, the Company’s 2011 annual step 1 impairment test for goodwill indicated that the carrying value of the European operations unit exceeded its fair value. The fair value calculation was determined using a discounted cash flow analysis, assuming a weighted average cost of capital and long-term growth rate of 10% and 3%, respectively. The acquired identifiable intangible assets with definite lives were also evaluated for impairment but were not considered to be impaired as of December 31, 2011. The goodwill impairment charge has been recorded within “Goodwill and asset impairment charges” on the Company’s Consolidated Statements of Income.

The estimated amortization expense for the acquired identifiable intangible assets over future periods is as follows (in thousands):

Years Ending December 31,
2012	$4,163
2013	4,163
2014	4,097
2015	4,075
2016	4,075
Thereafter	21,586

Total	$42,159

Changes in Goodwill Resulting from Acquisitions

Changes in goodwill for the years ended December 31, 2011 and 2010 were as follows (in thousands):

Goodwill balance as of December 31, 2009	$122,680
Additional goodwill recognized	28,005
Changes due to foreign currency translation	(377)

Goodwill balance as of December 31, 2010	150,308
Purchase accounting adjustments to goodwill	(1,203)
Impairment loss on goodwill recognized	(8,752)
Changes due to foreign currency translation	51

Goodwill balance as of December 31, 2011	$140,404

Note 3.	Consolidation of UK Operations

Following its acquisition of Tepnel in April 2009, the Company had four locations in the UK: Manchester, Cardiff, Livingston and Abingdon. In order to accommodate the anticipated growth in the business and to optimize expenses, the Company decided to consolidate its UK operations to Manchester and Livingston. This consolidation was communicated internally in May 2010. Consolidation activities related to the employees and facilities are being accounted for under ASC Topic 420, Exit or Disposal Costs (“ASC Topic 420”). The Company estimates that expenses related to this consolidation will total approximately $4.5 million and be incurred over a two-year period, as the consolidation will occur in phases. These expenses will include termination costs, including severance costs related to the elimination of certain redundant positions and relocation costs for certain key employees, and site closure costs.

During the years ended December 31, 2011 and 2010, the Company recorded approximately $2.7 million and $1.1 million of termination and site closure costs, respectively. These amounts are included in general and administrative expenses in the Company’s consolidated statements of income.

The following table summarizes the restructuring activities accounted for under ASC Topic 420 for the years ended December 31, 2011 and 2010, as well as the remaining restructuring accrual recorded on the Company’s consolidated balance sheets as of December 31, 2011 (in thousands):

	Termination Costs	Site Closure Costs	Total
Restructuring reserves as of December 31, 2009	$—	$—	$—
Charged to expenses	496	625	1,121
Amounts paid	(207)	(547)	(754)
Foreign currency translation	(2)	—	(2)

Restructuring reserves at December 31, 2010	287	78	365
Charged to expenses	805	1,916	2,721
Amounts paid	(834)	(1,529)	(2,363)
Foreign currency translation	9	(25)	(16)

Restructuring reserves as of December 31, 2011	$267	$440	$707

Note 4.	Spin-off of Industrial Testing Assets to Roka Bioscience, Inc.

In September 2009, the Company spun-off its industrial testing assets, including the Closed Unit Dose Assay (“CUDA”) system, to Roka Bioscience, Inc. (“Roka”), a newly formed private company focused on developing rapid, highly accurate molecular assays for biopharmaceutical production, water and food safety testing, and other applications. In consideration for the contribution of assets valued at $0.7 million, the Company received shares of preferred stock representing 19.9% of Roka’s capital stock on a fully diluted basis.

In addition to the CUDA system, the Company contributed to Roka other industrial assets and the right to use certain of its technologies and related know-how in certain industrial markets. These markets include biopharmaceutical production, water and food safety testing, veterinary testing, environmental testing and bioterrorism testing. Roka also has rights to develop certain infection control tests for use on the CUDA system.

The Company will receive royalties on any potential Roka product sales, and retains rights to use the CUDA system for clinical diagnostic applications. In addition, the Company is providing contract manufacturing and certain other services to Roka. In May 2011, the Company entered into a supply agreement with Roka, pursuant to which Roka has the right to purchase PANTHER instruments from the Company for use in certain industrial markets.

During 2011, the Company invested an additional $4.0 million in Roka, bringing its total investment in Roka to $4.7 million. As of December 31, 2011, the Company owned approximately 14.7% of Roka’s capital stock calculated on a fully diluted basis. The Company considers Roka to be a variable interest entity in accordance with ASC Topic 810, Consolidation. However, the Company is not the primary beneficiary of Roka and therefore has not consolidated Roka’s financial position or results of operations in the Company’s consolidated financial statements.

Note 5.	Stock-based Compensation

The following table presents the weighted average assumptions used by the Company to estimate the fair value of stock options and performance stock awards granted under the Company’s equity incentive plans and the shares purchasable under the ESPP, as well as the resulting average fair values:

	Years Ended December 31,
	2011	2010	2009
Stock options
Risk-free interest rate	1.6%	2.0%	2.0%
Volatility	31.1%	32.0%	35.0%
Dividend yield	—	—	—
Expected term (years)	4.3	4.4	4.3
Resulting average fair value	$17.95	$12.85	$12.64
Performance stock awards (1)
Risk-free interest rate	1.3%	—	—
Volatility	33.4%	—	—
Dividend yield	—	—	—
Expected term (years)	2.9	—	—
Resulting average fair value	$82.58	$—	$—
ESPP
Risk-free interest rate	0.1%	0.2%	0.8%
Volatility	28.2%	24.0%	43.0%
Dividend yield	—	—	—
Expected term (years)	0.5	0.5	0.5
Resulting average fair value	$14.83	$9.64	$11.66

(1)	These assumptions apply to the Company’s market condition stock awards granted in February 2011. Performance condition stock awards granted in February 2010 were valued at $42.66 per share based on the closing fair market value of the Company’s common stock on the date of grant.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options and shares purchasable under the ESPP. The Company uses a blend of historical and implied volatility for the expected volatility assumption. The selection of a blend of historical and implied volatility data to estimate expected volatility was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that this method of estimating volatility is more representative of future stock price trends than using either historical or implied data individually. The Company has not historically made dividend payments, but is required to assume a dividend yield as an input to the Black-Scholes-Merton model. The dividend yield is based on the Company’s expectation that no dividends will be paid in the foreseeable future. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company uses a midpoint scenario method, which assumes that all vested, outstanding options are settled halfway between the date of measurement and their expiration date. The calculation also leverages the history of actual exercises and post-vesting cancellations. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company assesses the forfeiture rate on an annual basis and revises the rate when deemed necessary. The Company assesses the probability of achievement of the performance conditions under performance stock awards on a quarterly basis.

The Company’s unrecognized stock-based compensation expense, before income taxes and adjusted for estimated forfeitures, related to outstanding unvested share-based payment awards was approximately as follows (in thousands, except number of years):

Awards	Weighted Average Remaining Expense Life (Years)	Unrecognized Expense as of December 31, 2011
Options	2.5	$25,476
Employee stock purchase plan	0.2	112
Performance stock awards	2.0	3,840
Restricted stock	1.7	2,393
Deferred issuance restricted stock	1.4	302

Total		$32,123

The following table summarizes the stock-based compensation expense that the Company recorded in its consolidated statements of income (in thousands):

	Years Ended December 31,
	2011	2010	2009
Cost of product sales	$3,170	$3,625	$3,033
Research and development	7,173	6,911	7,071
Marketing and sales	2,443	2,880	3,391
General and administrative	11,955	10,659	9,925

Total	$24,741	$24,075	$23,420

Note 6.	Balance Sheet Information

The following tables provide details of selected balance sheet items (in thousands):

Inventories

	December 31, 2011	December 31, 2010
Raw materials and supplies	$19,429	$16,915
Work in process	27,464	21,446
Finished goods	30,993	28,055

Inventories	$77,886	$66,416

Property, Plant and Equipment

	December 31, 2011	December 31, 2010
Land	$19,355	$19,287
Building	80,005	80,010
Machinery and equipment	213,729	195,927
Building improvements	60,628	48,217
Furniture and fixtures	21,790	21,999
Construction in-progress	2,789	1,855

Property, plant and equipment, at cost	398,296	367,295
Less: accumulated depreciation and amortization	(222,215)	(206,432)

Property, plant and equipment, net	$176,081	$160,863

Other Accrued Expenses

	December 31, 2011	December 31, 2010
Royalties	$3,047	$3,978
Research and development	3,454	3,385
Professional fees	1,148	1,182
Marketing	1,261	1,177
Interest	200	233
Warranty	137	373
Other	3,599	3,607

Other accrued expenses	$12,846	$13,935

Note 7.	Marketable Securities

The Company’s marketable securities include equity securities, mutual funds, treasury securities, tax advantaged municipal securities and FDIC insured corporate bonds. The equity securities consist of investments in common stock. The deferred compensation plan assets are invested in mutual funds with quoted market prices. The Company’s investment policy limits the effective maturity on individual securities to six years and an average portfolio maturity to three years with a minimum Moody’s credit rating of A3 or a Standard & Poor’s credit rating of A-. As of December 31, 2011, the Company’s portfolios had an average maturity of two years and an average credit quality of AA1 as defined by Moody’s.

The following is a summary of marketable securities as of December 31, 2011 and 2010 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2011
Debt securities	$270,745	$1,298	$(191)	$271,852
Equity securities	10,518	—	(1,344)	9,174
Mutual funds	6,127	16	(88)	6,055

	$287,390	$1,314	$(1,623)	$287,081

December 31, 2010
Debt securities	$380,242	$561	$(2,968)	$377,835
Equity securities	50,000	2,130	—	52,130

	$430,242	$2,691	$(2,968)	$429,965

The following table shows the estimated fair values and gross unrealized losses for the Company’s investments in individual debt securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months (in thousands):

	Less than 12 Months		More than 12 Months
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2011	$53,063	$(191)	$—	$—

December 31, 2010	$230,043	$(2,967)	$2,604	$(1)

At December 31, 2011 and 2010, the Company had 18 and 110 marketable debt securities, respectively, in an unrealized loss position. Of the 18 securities in an unrealized loss position at December 31, 2011, the average estimated fair value and average unrealized loss was $2.9 million and $11,000, respectively. Of the 110 securities in an unrealized loss position at December 31, 2010, the average estimated fair value and average unrealized loss was $2.1 million and $27,000, respectively. The decrease in the number of debt securities held in an unrealized loss position from 2010 to 2011 is due to the timing of purchases and sales of the Company’s debt securities in 2011.

The contractual terms of the debt securities held by the Company do not permit the issuer to settle the securities at a price less than the amortized cost of the investments. The Company does not consider its investments in debt securities with a current unrealized loss position to be other-than-temporarily impaired as of December 31, 2011 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost.

The Company periodically reviews its marketable equity securities for other-than-temporary declines in fair value below their cost basis, or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. When assessing marketable equity securities for other-than-temporary declines in value, the Company considers factors including: the significance of the decline in value compared to the cost basis; the underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the investment has been less than its cost basis; any market conditions that impact liquidity; the views of external investment analysts; the financial condition and near-term prospects of the investee; any news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates. During the third quarter of 2011, the Company recorded an other-than-temporary impairment loss of $39.5 million related to the Company’s investment in Pacific Biosciences of California, Inc. (“Pacific Biosciences”), which reduced the Company’s cost basis in the Pacific Biosciences’ common stock from $50.0 million to $10.5 million. The loss is recorded within the Company’s other income (expense) section on its consolidated statements of income. The charge to earnings was offset by a reduction in unrealized losses recorded in accumulated other comprehensive income resulting in no impact on the Company’s consolidated stockholders’ equity. In addition to the Company’s investment, the Company continues to collaborate with Pacific Biosciences in the development of third generation sequencing systems for the IVD market.

The following table shows the current and non-current classification of the Company’s marketable securities as of December 31, 2011 and 2010 (in thousands):

	December 31, 2011	December 31, 2010
Current	$218,789	$170,648
Non-current	68,292	259,317

Total marketable securities	$287,081	$429,965

As of December 31, 2011, the Company held non-current marketable debt and equity securities of $53.0 million and $9.2 million, respectively, and non-current deferred compensation plan assets invested in mutual funds of $6.1 million. As of December 31, 2010, the Company held non-current marketable debt and equity securities of $207.2 million and $52.1 million, respectively. Investments in an unrealized loss position deemed to be temporary at December 31, 2011 and 2010 and that have a contractual maturity of greater than 12 months have been classified on the Company’s consolidated balance sheets as non-current marketable securities under the caption “Marketable securities, net of current portion,” reflecting the Company’s current intent and ability to hold such investments to maturity. The Company’s investments in marketable debt and equity securities, other than mutual funds, are classified as available-for-sale.

The following table shows the gross realized gains and losses from the sales of marketable securities, based on the specific identification method, for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	Years Ended December 31,
	2011	2010	2009
Proceeds from sales of marketable securities	$494,616	$432,856	$446,333

Gross realized gains	$5,764	$6,728	$10,985
Gross realized losses	(356)	(4)	(467)

Net realized gain	$5,408	$6,724	$10,518

The amortized cost and estimated fair value of available-for-sale marketable debt securities as of December 31, 2011, by contractual maturity, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Maturities
Within one year	$75,320	$141	$—	$75,461
After one year through five years	150,478	667	(191)	150,954
After five years through ten years	44,947	490	—	45,437

Total marketable debt securities	$270,745	$1,298	$(191)	$271,852

Note 8.	Fair Value Measurements

The Company determines the fair value of its assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. There is an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. Applicable accounting guidance under ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

•	Level 1 - Quoted prices for identical instruments in active markets.

•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Assets and liabilities are classified based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of financial instruments such as cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and other current liabilities approximate the related fair values due to the short-term maturities of these instruments. The Company reviews the fair value hierarchy on a quarterly basis. Changes in the observations or valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Set forth below is a description of the Company’s valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy. Where appropriate, the description includes details of the valuation models, the key inputs to those models, as well as any significant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company’s cash equivalents and marketable securities include equity securities, mutual funds, treasury securities, tax advantaged municipal securities, FDIC insured corporate bonds and money market funds. When available, the Company uses quoted market prices to determine fair value and classifies such items as Level 1. The Company’s Level 1 financial instruments include equity securities and mutual funds. The Company obtains the fair value of its Level 2 financial instruments from a professional pricing service, which may determine the fair value using quoted prices for recently traded financial instruments with similar underlying terms as well as directly or indirectly observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals. The Company validates the fair value of its Level 2 marketable debt securities provided by its professional pricing service by evaluating the reasonableness of the methods and assumptions used by the professional pricing service, and by comparing their assessment of the fair value of the Company’s investment portfolio against the fair value of the Company’s investment portfolio from an independent professional pricing source and with publicly available data for actual transactions.

In connection with a collaboration agreement the Company entered into with Pacific Biosciences in June 2010, the Company purchased $50.0 million of Pacific Biosciences’ Series F preferred stock, as a participant in Pacific Biosciences’ Series F preferred stock financing that raised a total of approximately $109.0 million. In October 2010, Pacific Biosciences completed an initial public offering of its common stock, which now trades on the NASDAQ Global Select Market under the symbol “PACB.” As a result of the initial public offering, the preferred stock held by the Company was converted into common stock. During the quarter ended December 31, 2010, the Company reclassified its investment in Pacific Biosciences from a Level 3 investment to a Level 1 investment. During the third quarter of 2011, the Company recorded an other-than-temporary impairment loss of $39.5 million related to the Company’s investment in Pacific Biosciences, which reduced the Company’s cost basis in the Pacific Biosciences’ common stock from $50.0 million to $10.5 million. The Company’s investment in Pacific Biosciences, which had a value of $9.2 million as of December 31, 2011, is included in “Marketable securities, net of current portion,” on the Company’s consolidated balance sheets.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis (as described above) as of December 31, 2011 and 2010 (in thousands):

	Fair Value Measurements at December 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Cash equivalents	$—	$28,364	$—	$28,364
Marketable securities
Equity securities	9,174	—	—	9,174
Municipal securities	—	271,852	—	271,852
Mutual funds	6,055	—	—	6,055

Total marketable securities	15,229	271,852	—	287,081

Total assets at fair value	$15,229	$300,216	$—	$315,445

Liabilities
Deferred compensation plan liabilities	$6,055	$—	$—	$6,055

Total liabilities at fair value	$6,055	$—	$—	$6,055

	Fair Value Measurements at December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in the Consolidated Balance Sheet
Assets
Cash equivalents	$—	$1,211	$—	$1,211
Marketable securities
Equity securities	52,130	—	—	52,130
Treasury securities	—	7,891	—	7,891
Municipal securities	—	366,300	—	366,300
Corporate obligations	—	3,644	—	3,644

Total marketable securities	52,130	377,835	—	429,965
Deferred compensation plan assets	—	6,298	—	6,298

Total assets at fair value	$52,130	$385,344	$—	$437,474

Liabilities
Deferred compensation plan liabilities	$—	$6,246	$—	$6,246

Total liabilities at fair value	$—	$6,246	$—	$6,246

Activity Between and Within Levels of the Fair Value Hierarchy

The Company’s policy is to record transfers of assets and liabilities between Level 1 and Level 2 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. In the fourth quarter of 2011, the Company converted its deferred compensation plan assets into mutual funds traded in active markets with quoted market prices. Similarly, in the fourth quarter of 2011, the participants’ selected investments were converted to investments based on mutual funds traded in active markets with quoted market prices. Liabilities under the deferred compensation plan are recorded at amounts due to participants, based on the fair value of the participants’ selected investments. Therefore, for the year ended December 31, 2011, the Company transferred $6.1 million of both deferred compensation plan assets and deferred compensation plan liabilities, respectively, from Level 2 to Level 1.

For those financial instruments with significant Level 3 inputs, there was no activity for the year ended December 31, 2011. The following roll-forward summarizes the activity for the year ended December 31, 2010 (in thousands):

Level 3 contingent consideration liability as of December 31, 2009	$17,994
Payment of milestone	(10,000)
Gain on contingent consideration	(7,994)

Level 3 contingent consideration liability as of December 31, 2010	$—

The range of potential contingent consideration that the Company may have been required to pay related to the acquisition of Prodesse was originally between $0 and $25.0 million. The contingent consideration liability recorded on the Company’s financial statements was based on a calculation that considers the forecasted achievement of the underlying milestones as of the date of determination, as well as the timing of the related cash payments, and then discounts these amounts based on a discount rate the Company determines is appropriate for the underlying milestones. Based on these calculations, the Company initially recorded $18.0 million as of the date of acquisition as the fair value of this potential contingent consideration liability. The Company reassessed the fair value of this contingent consideration liability on a quarterly basis.

In July 2010, the Company received FDA clearance of its ProFAST+ assay, thereby satisfying one of the acquisition-related milestones and triggering a $10.0 million payment to former Prodesse securityholders. No other milestones were satisfied and there is no contingent consideration liability remaining as of December 31, 2011.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

Certain assets and liabilities, including cost method investments, are measured at fair value on a non-recurring basis and therefore are not included in the table above. Such instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Equity Investment in Public Company

In April 2009, the Company made a $5.0 million preferred stock investment in DiagnoCure, Inc. (“DiagnoCure”), a publicly-held company traded on the Toronto Stock Exchange. The Company’s equity investment was initially valued based on the transaction price under the cost method of accounting. The market value of the underlying common stock is the most observable value of the preferred stock, but because there is no active market for DiagnoCure’s preferred shares the Company has classified its equity investment in DiagnoCure as Level 2 in the fair value hierarchy. The Company’s investment in DiagnoCure, which had a value of $5.0 million as of December 31, 2011, is included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Equity Investments in Private Companies

The valuation of investments in non-public companies requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such assets. The Company’s equity investments in private companies are initially valued based upon the transaction price under the cost method of accounting. Equity investments in non-public companies are classified as Level 3 in the fair value hierarchy.

The Company records impairment charges when an investment has experienced a decline that is deemed to be other-than-temporary. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. Future adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby possibly requiring impairment charges in the future. When assessing investments in private companies for an other-than-temporary decline in value, the Company considers many factors, including, but not limited to, the following: the share price from the investee’s latest financing round; the performance of the investee in relation to its own operating targets and its business plan; the investee’s revenue and cost trends; the investee’s liquidity and cash position, including its cash burn rate; and market acceptance of the investee’s products and services. From time to time, the Company may consider third party evaluations or valuation reports. The Company also considers new products and/or services that the investee may have forthcoming, any significant news specific to the investee, the investee’s competitors and the outlook of the overall industry in which the investee operates. In the event the Company’s judgments change as to other-than-temporary declines in value, the Company may record an impairment loss, which could have an adverse effect on its results of operations.

Roka Bioscience, Inc.

In September 2009, the Company spun-off its industrial testing assets to Roka, a newly formed private company. In consideration for the contribution of assets, the Company received shares of preferred stock representing 19.9% of Roka’s capital stock on a fully diluted basis. The Company considers Roka to be a variable interest entity in accordance with ASC Topic 810, Consolidation. However, the Company is not the primary beneficiary of Roka and therefore has not consolidated Roka’s financial position or results of operations in the Company’s consolidated financial statements.

In April 2011, the Company purchased approximately $4.0 million of Roka’s Series C preferred stock as a participant in Roka’s Series C preferred stock round of financing that raised a total of approximately $20.0 million. At December 31, 2011, the Company owns shares of preferred stock representing approximately 14.7% of Roka’s capital stock on a fully diluted basis. The Company’s overall investment in Roka had a value of approximately $4.7 million as of December 31, 2011, and is included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Qualigen, Inc.

The Company invested in Qualigen, Inc. (“Qualigen”), a private company, in 2006. The Company’s investment in Qualigen, which had a value of approximately $5.4 million as of December 31, 2011, is also included in “Licenses, manufacturing access fees and other assets, net” on the Company’s consolidated balance sheets.

Note 9.	Intangible and Other Assets by Asset Class and Related Accumulated Amortization

Intangible assets are recorded at cost, less accumulated amortization. Amortization of intangible assets is provided over their estimated useful lives ranging from 2 to 20 years on a straight-line basis. The Company’s intangible and other assets and related accumulated amortization consisted of the following as of December 31, 2011 and 2010 (in thousands, except number of years):

		Years Ended December 31,
	Weighted	2011			2010
	Average Remaining Life (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net

Capitalized software	5	$36,975	$(19,983)	$16,992	$30,931	$(16,950)	$13,981

Goodwill	N/A	$148,081	$(7,677)	$140,404	$157,985	$(7,677)	$150,308

Purchased intangibles	11	$162,556	$(55,937)	$106,619	$166,541	$(46,271)	$120,270

Patents	7	$27,965	$(16,207)	$11,758	$30,520	$(18,070)	$12,450

License, manufacturing access fees and other assets:
License and manufacturing access fees	7	67,906	(29,942)	37,964	64,259	(23,995)	40,264
Investment in Qualigen, Inc.	N/A	5,404	—	5,404	5,404	—	5,404
Investment in DiagnoCure, Inc.	N/A	5,000	—	5,000	5,000	—	5,000
Investment in Roka Bioscience, Inc.	N/A	4,705	—	4,705	725	—	725
Other assets	N/A	11,257	(2,592)	8,665	10,377	(1,595)	8,782

		$94,272	$(32,534)	$61,738	$85,765	$(25,590)	$60,175

As of December 31, 2011, the Company had capitalized $16.4 million, net, in software costs associated with development of the TIGRIS and PANTHER instruments.

In the fourth quarter of 2011, the Company recorded an $8.7 million impairment charge relating to the goodwill from its acquisition of Tepnel. Additionally, in the fourth quarter of 2011 the Company recorded an impairment charge of $4.0 million related to in-process research and development purchased intangibles associated with the acquisition of GTI Diagnostics.

The Company had aggregate amortization expense of $21.0 million, $17.7 million, and $12.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, including $3.0 million in 2011 and $2.6 million relating to capitalized software in each of 2010 and 2009.

The expected future annual amortization expense of the Company’s intangible assets is as follows (in thousands):

Years Ending December 31,
2012	$18,491
2013	21,009
2014	20,691
2015	18,559
2016	15,801
Thereafter	70,446

Total(1)	$164,997

(1)	Excludes $7.9 million and $0.4 million of in-process research and development assets and capitalized software assets, respectively, which had not commenced amortization as of December 31, 2011. These products will commence amortization in the future when the commercial availability of the underlying products can be reliably estimated.

Note 10.	Borrowings

In February 2009, the Company entered into a credit agreement with Bank of America, N.A. (“Bank of America”), which provided for a one-year senior secured revolving credit facility in an amount of up to $180.0 million that is subject to a borrowing base formula. Subject to the terms of the credit agreement, including the amount of funds that the Company is permitted to borrow from time to time under the credit agreement, the revolving credit facility has a sub-limit for the issuance of letters of credit in a face amount of up to $10.0 million. Advances under the revolving credit facility were used to consummate the Company’s acquisition of Tepnel and are also available for other general corporate purposes. At the Company’s option, loans accrue interest at a per annum rate based on, either: the base rate (the base rate is defined as the greatest of (i) the federal funds rate plus a margin equal to 0.50%, (ii) Bank of America’s prime rate and (iii) the London Interbank Offered Rate (“LIBOR”) plus a margin equal to 1.00%); or LIBOR plus a margin equal to 0.60%, in each case for interest periods of 1, 2, 3 or 6 months as selected by the Company. In connection with the credit agreement, the Company also entered into a security agreement, pursuant to which the Company secured its obligations under the credit agreement with a first priority security interest in the securities, cash and other investment property held in specified accounts maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America. In connection with the execution of the credit agreement with Bank of America, the Company terminated the commitments under its unsecured bank line of credit with Wells Fargo Bank, N.A., effective as of February 27, 2009. There were no amounts outstanding under the Wells Fargo Bank line of credit as of the termination date.

In March 2009, the Company and Bank of America amended the credit agreement to increase the amount that the Company can borrow from time to time under the credit agreement from $180.0 million to $250.0 million. The term of the credit facility with Bank of America has been extended three times and currently expires in February 2013. In June 2011, Bank of America issued a £1.2 million standby letter of credit on behalf of the Company, thereby reducing the amount the Company can borrow under the credit facility by the face amount of the letter of credit. The total principal amount outstanding under the revolving credit facility as of December 31, 2011 was $248.0 million, the interest rate payable on such outstanding amount was approximately 0.88% and no further borrowings are currently available under the credit facility.

Note 11.	Income Tax

The components of earnings before income tax were (in thousands):

	Years Ended December 31,
	2011	2010	2009
United States	$106,093	$159,629	$141,893
Rest of World	(12,936)	(4,418)	(2,091)

	$93,157	$155,211	$139,802

The provision for income tax consists of the following (in thousands):

	Years Ended December 31,
	2011	2010	2009
Current
Federal	$45,610	$47,272	$44,760
State	4,143	5,934	8,370
Rest of World	651	(533)	(55)

	$50,404	$52,673	$53,075

Deferred
Federal	$(3,768)	$(4,812)	$(4,390)
State	(2,173)	463	(406)
Rest of World	(1,430)	(50)	(260)

	(7,371)	(4,399)	(5,056)

Total income tax	$43,033	$48,274	$48,019

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes as of December 31, 2011 and 2010 are as follows (in thousands):

	December 31,
	2011	2010
Deferred tax assets
Research tax credit carryforwards	$1,974	$624
License, manufacturing access fees and other intangibles	2,053	1,192
Inventories	2,824	3,618
Deferred revenue	1,438	1,114
Deferred compensation	2,316	2,384
Stock-based compensation	25,060	23,472
Accrued vacation	2,387	2,194
Unrealized loss on marketable securities	14,587	—
Net operating loss carryforwards	10,263	9,968
Other	1,590	968

Total deferred tax assets	64,492	45,534
Valuation allowance	(20,735)	(7,837)

Total net deferred tax assets	$43,757	$37,697

Deferred tax liabilities
Purchased intangibles	$(42,155)	$(45,693)
Capitalized costs expensed for tax	(7,059)	(6,048)
Property, plant and equipment	(3,976)	(2,680)
Unrealized gains on marketable securities	(466)	845

Total deferred tax liabilities	(53,656)	(53,576)

Net deferred tax liability	$(9,899)	$(15,879)

The Company’s UK operations have historically generated tax losses resulting in accumulated totals of approximately $36.0 million as of December 31, 2011. Most of these UK tax losses were assumed as part of the Company’s acquisition of Tepnel in 2009. These UK tax losses do not expire, but the Company has established a $6.1 million valuation allowance against the related deferred tax assets until such time as the Company can reasonably estimate there will be sufficient future profits in the UK to utilize some or all of the accumulated losses.

The Company has not taken any tax benefit for the other-than-temporary impairment loss on its equity investment in Pacific Biosciences recognized in the third quarter of 2011 since the loss, if realized on the Company’s U.S. tax returns, would be a capital loss. This capital loss can only be offset by capital gains. At this time, the Company cannot reasonably determine if sufficient capital gains would be available in the requisite time frame to offset this capital loss since the Company does not know if the loss will ever be realized on its tax returns. Therefore, the Company established a $14.6 million valuation allowance during 2011 related to the other-than-temporary impairment loss.

The Company has research tax credit carryforwards in California and France that do not expire.

The Company has not provided for U.S. income and foreign withholding taxes on an estimated $3.6 million of undistributed earnings from non-U.S. subsidiaries as these earnings are indefinitely invested outside the U.S. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the foreign countries, but would also be able to offset unrecognized foreign tax credit carryforwards. It is not practicable for the Company to determine the total amount of unrecognized deferred U.S. income tax liability because of the complexities associated with its hypothetical calculation.

The provision for income tax reconciles to the amount computed by applying the federal statutory rate to income before tax as follows (in thousands):

	Years Ended December 31,
	2011		2010		2009
	$	%	$	%	$	%
Expected income tax provision at federal statutory rate	$32,605	35%	$54,324	35%	$48,931	35%
State income tax provision, net of federal benefit	3,109	3%	6,490	4%	6,092	4%
Tax advantaged interest income	(1,262)	(1)%	(1,497)	(1)%	(3,394)	(2)%
Domestic manufacturing tax benefits	(4,651)	(5)%	(5,005)	(3)%	(2,795)	(2)%
Research tax credits	(4,057)	(4)%	(2,883)	(2)%	(3,100)	(2)%
Non-deductible goodwill impairment	3,063	3%	—	—%	—	—%
Valuation allowance	15,557	17%	1,470	1%	450	—%
Other, net	(1,331)	(2)%	(4,625)	(3)%	1,835	1%

Actual income tax provision	$43,033	46%	$48,274	31%	$48,019	34%

The following is a reconciliation of the cumulative unrecognized tax benefits (in thousands):

Unrecognized tax benefits as of December 31, 2009	$6,981
Increase in unrecognized tax benefits for years prior to 2010	956
Increase in tax position relating to acquisition	778
Increase in unrecognized tax benefits for 2010	1,858
Decrease in unrecognized tax benefits for lapse of statute of limitations	(951)

Unrecognized tax benefits as of December 31, 2010	$9,622
Increase in unrecognized tax benefits for years prior to 2011	243
Increase in unrecognized tax benefits for 2011	2,214
Decrease in unrecognized tax benefits for lapse of statute of limitations	(710)

Unrecognized tax benefits as of December 31, 2011	$11,369

All of the unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate. The Company does not anticipate there will be a significant change in the unrecognized tax benefits within the next 12 months. As of December 31, 2011 and 2010, the Company had $1.4 million and $1.0 million, respectively, in accrued interest related to unrecognized tax benefits. It is the Company’s practice to include interest and penalties that relate to income tax matters as a component of income tax expense.

The Company’s federal tax returns for the 2008 through 2010 tax years, California tax returns for the 2005 through 2010 tax years, and UK tax returns for the 2008 through 2010 tax years are subject to future examination.

The Company increased (decreased) stockholders’ equity relating to employee stock-based compensation by $4.6 million, ($1.0 million), and $2.0 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Note 12.	Stockholders’ Equity

Stock Options, Performance Stock and Restricted Stock Awards

The Company’s equity incentive program is a broad-based, long-term retention program that is intended to attract and retain talented employees and to align stockholder and employee interests. The majority of the Company’s full-time employees have historically participated in the Company’s equity incentive program.

In May 2003, the Company adopted, and the Company’s stockholders subsequently approved, The 2003 Incentive Award Plan (the “2003 Plan”). The 2003 Plan provides for equity incentives for officers, directors, employees and consultants through the granting of incentive and non-statutory stock options, restricted stock, performance stock, stock appreciation rights and certain other equity awards. The exercise price of each stock option granted under the 2003 Plan must be equal to or greater than the fair market value of the Company’s common stock on the grant date. Stock options granted under the 2003 Plan are generally subject to vesting at the rate of 25% one year from the grant date and 1/48 each month thereafter until the options are fully vested. Annual grants to non-employee directors of the Company vest over one year at the rate of 1/12 of the shares vesting monthly.

In May 2006, the Company’s stockholders approved an amendment and restatement of the 2003 Plan that increased the aggregate number of shares of common stock authorized for issuance under the 2003 Plan by 3,000,000 shares, from 5,000,000 shares to 8,000,000 shares. Pursuant to the amended 2003 Plan, the Board of Directors or Compensation Committee, as applicable, may continue to determine the terms and vesting of all options and other awards granted under the 2003 Plan; however, in no event may the award term exceed seven years (in lieu of ten years under the 2003 Plan prior to its amendment). Further, the number of shares of common stock available for issuance under the amended 2003 Plan are reduced by two shares for each share of common stock issued pursuant to any award granted under the 2003 Plan after May 17, 2006, other than an award of stock appreciation rights or options (in lieu of a reduction of one share under the 2003 Plan prior to its amendment). In May 2009, the Company’s stockholders approved a further amendment and restatement of the 2003 Plan that increased the aggregate number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares, from 8,000,000 shares to 10,500,000 shares. In May 2011, the Company’s stockholders approved a further amendment and restatement of the 2003 Plan that increased the aggregate number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares, from 10,500,000 shares to 13,000,000 shares.

In November 2002, the Company adopted The 2002 New Hire Stock Option Plan (the “2002 Plan”) that authorized the issuance of up to 400,000 shares of common stock for grants under the 2002 Plan. The 2002 Plan provides for the grant of non-statutory stock options only, with exercise price, option term and vesting terms generally the same as those under the 2003 Plan described above. Options may only be granted under the 2002 Plan to newly hired employees of the Company.

A summary of the Company’s stock option activity during 2011 for all equity incentive plans is as follows (in thousands, except per share data and number of years):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	5,700	$46.56
Granted	1,058	65.00
Exercised	(1,073)	41.84
Cancelled	(172)	53.45

Outstanding at December 31, 2011	5,513	$50.80	3.9	$54,095

Exercisable at December 31, 2011	3,686	$48.78	3.0	$41,046

The aggregate intrinsic value of options outstanding represents the difference between the Company’s closing stock price per share on the last trading day of the fiscal period, which was $59.12 as of December 30, 2011, and the exercise price of the underlying options multiplied by the number of options outstanding. The total intrinsic value of options exercised was $28.3 million, $15.2 million, and $8.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The number of shares of common stock available for future grants under all equity incentive plans was approximately 2.8 million as of December 31, 2011.

A summary of the Company’s restricted stock and deferred issuance restricted stock award activity is as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2010	121	$54.41
Granted	21	63.74
Vested and exercised	(75)	56.88
Forfeited	(5)	57.57

Unvested at December 31, 2011	62	$54.35

A summary of the Company’s performance stock award activity is as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2010	65	$42.66
Awarded	91	82.58
Vested and issued	(12)	42.66
Cancelled	(35)	49.11

Unvested at December 31, 2011	109	$73.92

The fair value of the restricted stock, deferred issuance restricted stock and performance stock awards that vested during the years ended December 31, 2011, 2010, and 2009, respectively, was approximately $4.8 million, $5.5 million and $5.8 million, respectively.

Beginning in 2010, the Company transitioned from its historical practice of granting certain senior Company employees annual restricted stock awards with time-based vesting provisions only, to granting these employees the right to receive a designated number of shares of Company common stock based on the achievement of specific performance criteria over a defined performance period (the “Performance Stock Awards”). All Performance Stock Awards have been granted under the 2003 Plan and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

In February 2010, the Compensation Committee granted certain senior Company employees Performance Stock Awards based on the Company’s 2010 revenues, earnings per share and return on invested capital (collectively, the “2010 Performance Stock Criteria”). Each recipient was eligible to receive between zero and 150% of the target number of shares of Company common stock subject to the applicable award based on actual performance as measured against the 2010 Performance Stock Criteria. In February 2011, the Company issued an aggregate of approximately 37,500 shares of Company common stock to award recipients based on actual performance. One-third of the issued shares vested on the date of issuance, one-third of the shares will vest on the first anniversary of the date of issuance and one-third of the shares will vest on the second anniversary of the date of issuance, as long as the award recipient is employed by the Company on each such vesting date.

In February 2011, the Compensation Committee granted certain senior Company employees Performance Stock Awards based on the Company’s adjusted relative stockholder return in comparison to a defined market index over a three-year performance period (the “2011 Performance Stock Criteria”). Each recipient is eligible to receive between zero and 200% of the target number of shares of Company common stock subject to the applicable award based on actual performance as measured against the 2011 Performance Stock Criteria. Performance under the awards will be measured annually from January 1, 2011 for performance intervals of one, two and three years, with each performance interval representing one-third of the total potential award. Shares issued following each annual performance measurement will be immediately vested upon issuance. Award recipients will be eligible to receive shares issued pursuant to such awards as long as the award recipient is employed by the Company on each such issuance date.

In February 2012, the Compensation Committee approved the issuance of an aggregate of approximately 34,000 shares of Company common stock to award recipients for the first performance interval as measured against the 2011 Performance Stock Criteria.

Employee Stock Purchase Plan

In May 2003, the Company adopted, and the Company’s stockholders subsequently approved, the ESPP that authorized the issuance of up to 1,000,000 shares of the Company’s common stock. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and is for the benefit of qualifying employees as designated by the Board of Directors. Under the terms of the ESPP, purchases are made semi-annually. Participating employees may elect to have a maximum of 15% of their compensation withheld through payroll deductions to purchase shares of common stock under the ESPP. Purchases are limited to $25,000 in fair market value of common stock per calendar year, subject to certain Internal Revenue Code restrictions. The purchase price of the common stock purchased under the ESPP is equal to 85% of the fair market value of the common stock on the offering or “Grant Date” or the exercise or purchase date, whichever is lower. During the years ended December 31, 2011, 2010 and 2009, employees purchased approximately 101,000, 117,000, and 112,000 shares at an average price of $50.02, $37.53, and $36.49 per share, respectively. As of December 31, 2011, approximately 152,000 shares were available for future issuance under the ESPP.

Stock Repurchase Programs

In February 2010, the Company’s Board of Directors authorized the repurchase of up to $100.0 million of the Company’s common stock until December 31, 2010, through negotiated or open market transactions. There was no minimum or maximum number of shares to be repurchased under the program. The Company completed the program in December 2010, repurchasing and retiring approximately 2.2 million shares at an average price of $46.16 per share, or approximately $99.9 million in total.

In February 2011, the Company’s Board of Directors authorized the repurchase of up to $150.0 million of the Company’s common stock until December 31, 2011, through negotiated or open market transactions. There was no minimum or maximum number of shares to be repurchased under the program. The Company completed the program in August 2011, repurchasing and retiring approximately 2.5 million shares at an average price of $60.00 per share, or approximately $150.0 million in total.

In September 2011, the Company’s Board of Directors authorized the repurchase of up to an additional $100.0 million of the Company’s common stock from November 2011 through June 2012, through negotiated or open market transactions. There was no minimum or maximum number of shares to be repurchased under the program. The Company completed the program in December 2011, repurchasing and retiring approximately 1.7 million shares at an average price of $58.83 per share, or approximately $100.0 million in total.

Note 13.	Derivative Financial Instruments

In 2009, the Company began entering into foreign currency forward contracts to reduce its exposure to foreign currency fluctuations of certain assets and liabilities denominated in foreign currencies. These forward contracts had a maturity of approximately 30 days and were not designated as hedges. Accordingly, these instruments were marked to market at each balance sheet date with changes in fair value recognized in earnings under the caption “Other income (expense).” The Company recorded a $0.9 million loss related to these derivative instruments in 2009. The Company did not enter into any foreign currency forward contracts during 2011 or 2010.

Note 14.	Commitments and Contingencies

Lease Commitments

The Company leases certain facilities under operating leases that expire at various dates through August 2035. Facility leases generally provide for periodic rent increases, and may contain escalation clauses, rent abatement periods, and renewal options.

As discussed in Note 3, the Company is consolidating its UK locations. As a result, in August 2010, the Company leased additional space at its Manchester, UK site which is being used for manufacturing and laboratory purposes. The new term of the lease runs through August 2035, and provides for an initial 18-month rent abatement period. The Company has the option to terminate the lease after the 15th and 20th year of the lease.

Future minimum payments under operating leases as of December 31, 2011 are as follows (in thousands):

Years Ending December 31,
2012	$3,210
2013	2,898
2014	2,549
2015	1,589
2016	1,224
Thereafter	19,160

Total	$30,630

Rent expense was $2.9 million, $2.0 million, and $1.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Purchase and Royalty Commitments

The Company has purchase agreements that expire on various dates through 2016, under which it is obligated to purchase instruments and raw materials used in manufacturing from key vendors. In connection with its R&D efforts, the Company has various license agreements with unrelated parties that provide the Company with rights to develop and market products using certain technology and patent rights maintained by the third parties. Terms of the various license agreements require the Company to pay royalties ranging from 1% up to 35% of future sales on products using the specified technology. Such agreements generally provide for a term that commences upon execution and continues until expiration of the last patent covering the licensed technology. Under various license agreements the Company may be required to pay minimum annual royalty payments. During 2011, 2010 and 2009, the Company recorded $9.6 million, $9.7 million, and $9.2 million, respectively, in royalty costs related to its various license agreements, which amounts are included in “Cost of product sales” on the Company’s consolidated statements of income.

Future minimum payments under purchase and royalty commitments as of December 31, 2011 are as follows (in thousands):

Years Ending December 31,
2012	$52,883
2013	9,472
2014	4,521
2015	4,934
2016	860
Thereafter	6,979

Total (1)	$79,649

(1)	Includes $12.8 million of instrument purchase commitments from third parties.

Contingent Consideration

In connection with its acquisition of Prodesse, the Company was originally obligated to make certain contingent payments to former Prodesse securityholders of up to $25.0 million based on multiple performance measures, including commercial and regulatory milestones. The Company initially recorded $18.0 million as of the date of acquisition as the fair value of this potential contingent consideration liability. In July 2010, the Company received FDA clearance of its ProFAST+ assay, thereby satisfying one of the acquisition-related milestones and triggering a $10.0 million payment to former Prodesse securityholders. No other milestones were satisfied and there is no contingent consideration liability remaining as of December 31, 2011.

Litigation

The Company is a party to the following litigation and may also be involved in other litigation arising in the ordinary course of business from time to time. The Company intends to vigorously defend its interests in these matters. The Company expects that the resolution of these matters will not have a material adverse effect on its business, financial condition or results of operations. However, due to the uncertainties inherent in litigation, no assurance can be given as to the outcome of these proceedings.

Becton, Dickinson and Company

In October 2009, the Company filed a patent infringement action against Becton, Dickinson and Company (“BD”) in the U.S. District Court for the Southern District of California. The complaint alleges that BD’s Viper™ XTR™ testing system infringes five of the Company’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The complaint also alleges that BD’s ProbeTec™ Female Endocervical and Male Urethral Specimen Collection Kits for Amplified Chlamydia trachomatis/Neisseria gonorrhoeae (CT/GC) DNA assays used with the Viper XTR testing system infringe two of the Company’s U.S. patents covering penetrable caps for specimen collection tubes. The complaint seeks monetary damages and injunctive relief. In March 2010, the Company filed a second complaint for patent infringement against BD in the U.S. District Court for the Southern District of California alleging that BD’s BD MAX System™ (formerly known as the HandyLab Jaguar system) infringes four of the Company’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The second complaint also seeks monetary damages and injunctive relief. In June 2010, these two actions were consolidated into a single legal proceeding. There can be no assurances as to the final outcome of this litigation.

Enzo Life Sciences, Inc.

In January 2012, the Company was sued by Enzo Life Sciences, Inc. (“Enzo”) in the United States District Court for the District of Delaware. Enzo alleges that the Company has infringed United States patent number 6,992,180 through the manufacture and sale of molecular diagnostic assays that incorporate the Company’s patented hybridization protection assay technology. The products alleged to infringe include the Company’s APTIMA Combo 2 assay and APTIMA HPV assay. The Company intends to vigorously defend the lawsuit. There can be no assurances as to the final outcome of this litigation.

Note 15.	Collaborative and License Agreements

Novartis

In July 2009, the Company entered into an amended and restated collaboration agreement with Novartis, which sets forth the current terms of the parties’ blood screening collaboration. The term of the collaboration agreement runs through June 30, 2025, unless terminated earlier pursuant to its terms under certain specified conditions. Under the collaboration agreement, the Company manufactures blood screening products, while Novartis is responsible for marketing, sales and service of those products, which Novartis sells under its trademarks.

Starting in 2009, the Company was entitled to recover 50% of its manufacturing costs incurred in connection with the collaboration and will receive a percentage of the blood screening assay revenue generated under the collaboration. The Company’s share of revenue from any assay that includes a test for HCV is as follows: 2009, 44%; 2010-2011, 46%; 2012-2013, 47%; 2014, 48%; and 2015 through the remainder of the term of the collaboration, 50%. The Company’s share of blood screening assay revenue, from any assay that does not test for HCV, remains at 50%. Novartis has also reduced the amount of time between product sales and payment of the Company’s share of blood screening assay revenue from 45 days to 30 days. Novartis is obligated to purchase all of the quantities of assays specified on a 90-day demand forecast, due 90 days prior to the date Novartis intends to take delivery, and certain quantities specified on a rolling 12-month forecast.

Novartis has also agreed to provide certain funding to customize the Company’s PANTHER instrument for use in the blood screening market and to pay the Company a milestone payment upon the earlier of certain regulatory approvals or the first commercial sale of the PANTHER instrument for use in the blood screening field. The parties will share equally in any profit attributable to Novartis’ sale or lease of PANTHER instruments under the collaboration.

During the years ended December 31, 2011, 2010 and 2009, the Company recognized revenues under this collaboration agreement in the following categories (in thousands):

	Years Ended December 31,
	2011	2010	2009
Product sales	$199,411	$203,140	$197,537
Collaborative research revenue	7,362	13,921	6,711
Royalty and license revenue	2,550	2,396	4,202

Total revenue from Novartis	$209,323	$219,457	$208,450

The Company also had $2.1 million in deferred license revenues under this collaboration agreement as of December 31, 2011.

Pacific Biosciences

In June 2010, the Company entered into a collaboration agreement with Pacific Biosciences regarding the research and development of instruments integrating the Company’s sample preparation technologies and Pacific Biosciences’ single-molecule DNA sequencing technologies for use in clinical diagnostics. Subject to customary termination rights, the initial term of the collaboration will end on the earlier of December 15, 2012 or six months after Pacific Biosciences demonstrates the proof of concept of its “V2” single-molecule DNA sequencing system. Each company is responsible for its own costs under the collaboration. The Company incurred $1.6 million and $0.4 million of expenses for the years ended December 31, 2011 and 2010, respectively, in connection with this collaboration agreement.

Note 16.	Significant Customers, Product Line and Geographic Information

The Company currently operates in one business segment, the development, manufacturing, marketing, sales and support of molecular diagnostic products primarily to diagnose human diseases, screen donated human blood and ensure transplant compatibility.

Product sales by product line were as follows (in thousands):

	Years Ended December 31,
	2011		2010		2009
	$	%	$	%	$	%
Clinical diagnostics	$352,972	63%	$305,816	59%	$274,215	57%
Blood screening	199,411	35%	203,140	39%	197,537	41%
Research products and services	10,205	2%	13,753	3%	12,007	2%

Total product sales	$562,588	100%	$522,709	100%	$483,759	100%

During the years ended December 31, 2011, 2010 and 2009, 36%, 40%, and 42%, respectively, of total revenues were from Novartis. No other customer accounted for more than 10% of the Company’s revenues in 2011, 2010 or 2009. Trade accounts receivable related to Novartis represented 18% of total trade accounts receivable as of December 31, 2011 and 2010.

Total revenues and net long-lived assets by geographic region were as follows (in thousands):

	Years Ended December 31,
	2011	2010	2009
Total revenue
North America	$414,418	$395,824	$369,790
Rest of World	161,816	147,503	128,512

	$576,234	$543,327	$498,302

	Years Ended December 31,
	2011	2010
Net long-lived assets (1)
North America	$147,288	$138,806
Rest of World	28,793	22,057

	$176,081	$160,863

(1)	Net long-lived assets related to the Company’s property, plant and equipment.

Note 17.	Employee Benefit Plans

401(k) Plan

Effective May 1, 1990, the Company established a 401(k) plan covering substantially all of the Company’s employees beginning the month after they are hired. Employees may contribute up to 70% of their compensation per year (subject to a maximum limit imposed by federal tax law). The Company is obligated to make matching contributions equal to a maximum of 50% of the first 6% of compensation contributed by the employee. The 401(k) contributions charged to operations related to the Company’s employees totaled $2.3 million, $2.1 million, and $2.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Deferred Compensation Plan

In May 2005, the Company’s Board of Directors approved the adoption of a Deferred Compensation Plan (the “Plan”), which became effective as of June 30, 2005. The Plan allows certain highly compensated management, key employees and directors of the Company to defer up to 80% of annual base salary, director fees and annual bonus compensation. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by the Board of Directors to administer the Plan. The Plan also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of unforeseeable financial emergencies, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company, as defined in the Plan. Certain key participants must wait six months following termination of employment to receive distributions. The Plan is subject to Internal Revenue Code Section 409A.

Assets placed in trust by the Company to fund future obligations of the Plan resulting from employee compensation deferrals are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the Plan.

The Company may terminate the Plan at any time with respect to participants providing services to the Company. Upon termination of the Plan, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the Plan. Upon and for twelve (12) months following a change of control, the Company has the right to terminate the Plan and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Internal Revenue Code. As of December 31, 2011, the Company had approximately $6.1 million of accrued deferred compensation liabilities under the Plan. Of that amount, $0.7 million and $5.4 million have been classified as current and non-current liabilities, respectively, within “Accrued salaries and employee benefits” and “Other long-term liabilities” in the Company’s consolidated balance sheets.

Note 18.	Quarterly Information (Unaudited)

The following tables set forth the quarterly results of operations for each quarter within the two-year period ended December 31, 2011. The information for each of these quarters is unaudited and has been prepared on the same basis as the Company’s audited consolidated financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to fairly present the unaudited quarterly results when read in conjunction with the Company’s audited consolidated financial statements and related notes. The results of operations for any quarter are not necessarily indicative of results for any future period.

	2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except per share data)
Product sales	$138,112	$132,921	$136,393	$155,162
Total revenues	143,038	135,898	139,123	158,175
Cost of product sales (excluding acquisition-related intangible amortization)	41,943	39,431	40,529	51,742
Gross profit	96,169	93,490	95,864	103,420
Total operating expenses	108,386	106,086	106,766	128,746
Net income (loss)	23,277	22,344	(15,356)	19,859
Net income (loss) per share (1)
Basic	$0.49	$0.47	$(0.33)	$0.43
Diluted	$0.48	$0.45	$(0.33)	$0.42

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except per share data)
Product sales	$130,569	$132,734	$128,313	$131,093
Total revenues	135,419	138,649	132,565	136,694
Cost of product sales (excluding acquisition-related intangible amortization)	42,661	44,311	42,146	40,104
Gross profit	87,908	88,423	86,167	90,989
Total operating expenses	104,018	104,456	97,162	99,846
Net income	24,193	28,110	27,396	27,238
Net income per share (1)
Basic	$0.49	$0.57	$0.57	$0.57
Diluted	$0.48	$0.57	$0.56	$0.56

(1)	Amounts shown may reflect rounding adjustments.

Note 19.	Supplemental Guarantor Condensed Consolidating Financials

In connection with Hologic, Inc.’s acquisition of Gen-Probe on August 1, 2012, Hologic completed a private placement of $1.0 billion aggregate principal amount of 6.25% senior notes due 2020 (the “Senior Notes”). The Senior Notes are fully and unconditionally and jointly and severally guaranteed by Hologic, Inc. (“Issuer”) and certain of its domestic subsidiaries, including those acquired in its acquisition of Gen-Probe. The following represents the supplemental condensed financial information of Gen-Probe and its guarantor and non-guarantor subsidiaries, as of December 31, 2011.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2011

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$75,804	$11,217	$—	$87,021
Marketable securities	—	218,789	—	—	218,789
Trade accounts receivable, net	—	49,183	8,584	—	57,767
Accounts receivable - other	—	3,357	89	—	3,446
Inventories	—	69,488	8,676	(278)	77,886
Deferred income tax	—	7,736	452	—	8,188
Prepaid expenses	—	10,095	1,460	—	11,555
Other current assets	—	3,491	1,476	—	4,967

Total current assets	—	437,943	31,954	(278)	469,619

Marketable securities, net of current portion	—	62,237	—	—	62,237
Property and equipment, net	—	151,032	25,049	—	176,081
Capitalized software, net	—	16,958	34	—	16,992
Patents, net	—	11,508	250	—	11,758
Purchased intangibles, net	—	94,622	11,997	—	106,619
Goodwill	—	140,699	(295)	—	140,404
License, manufacturing access fees and other assets, net	—	58,030	3,708	—	61,738
Intercompany receivable	—	8,502	6,070	(14,372)	—
Investments in subsidiaries	—	54,671	1,686	(56,357)	—

Total assets	$—	$1,036,202	$80,453	$(71,207)	$1,045,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$10,802	$1,198	$—	$12,000
Accrued salaries and employee benefits	—	27,106	1,689	—	28,795
Other accrued expenses	—	10,049	2,797	—	12,846
Income tax payable	—	1,281	925	(349)	1,857
Short-term borrowings	—	248,000	—	—	248,000
Deferred revenue	—	1,045	193	—	1,238
Intercompany payables	—	—	14,596	(14,596)	—

Total current liabilities	—	298,283	21,398	(14,945)	304,736

Non-current income tax payable	—	9,939	80	—	10,019
Deferred income tax	—	18,930	353	—	19,283
Deferred revenue, net of current portion	—	2,947	290	—	3,237
Other long-term liabilities	—	5,761	2,070	—	7,831

Total liabilities	—	335,860	24,191	(14,945)	345,106

Total stockholders’ equity	—	700,342	56,262	(56,262)	700,342

Total liabilities and stockholders’ equity	$—	$1,036,202	$80,453	$(71,207)	$1,045,448

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME (LOSS)

For the Year Ended December 31, 2011

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Product sales	$—	$522,237	$40,349	$2	$562,588
Collaborative research revenues	—	7,679	3	—	7,682
Royalty and license revenue	—	5,948	16	—	5,964
Intercompany revenue	—	18,867	9,380	(28,247)	—

	—	554,731	49,748	(28,245)	576,234

Costs and expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	—	170,662	25,705	(22,722)	173,645
Acquisition-related intangible amortization	—	9,778	1,283	—	11,061
Research and development	—	110,253	2,489	—	112,742
Marketing and sales	—	60,027	13,042	(4,673)	68,396
General and administrative	—	60,893	11,351	(850)	71,394
Goodwill and asset impairment charges	—	3,993	8,753	—	12,746

Income (loss) from operations	—	139,125	(12,875)	—	126,250
Investment and interest income	—	9,037	(342)	—	8,695
Interest expense	—	(2,052)	(18)	—	(2,070)
Other-than-temporary impairment loss on equity investment	—	(39,482)	—	—	(39,482)
Other (expense) income, net	—	(481)	245	—	(236)

Income (loss) before income taxes	—	106,147	(12,990)	—	93,157
Provision for (benefit from) income taxes	—	44,049	(1,016)	—	43,033
Equity in earnings (loss) of subsidiaries	—	(11,974)	—	11,974	—

Net income (loss)	$—	$50,124	$(11,974)	$11,974	$50,124

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the Year Ended December 31, 2011

(in thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$—	$50,124	$(11,974)	$11,974	$50,124
Foreign currency translation adjustment	—	(454)	(381)	314	(521)
Change in net unrealized loss on marketable securities, net of income tax benefit	—	3,196	(151)	—	3,045
Reclassification of net realized gain on marketable securities, net of income tax expense	—	(3,745)	230	—	(3,515)

Comprehensive income (loss)	$—	$49,121	$(12,276)	$12,288	$49,133

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2011

(In thousands)

	Issuer	Parent/ Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	$182,990	$(1,414)	$(323)	$181,253

INVESTING ACTIVITIES
Proceeds from sale and maturities of marketable securities	—	477,347	11,894	—	489,241
Purchase of marketable securities	—	(395,190)	—	—	(395,190)
Purchase of property, plant and equipment	—	(31,030)	(10,634)	—	(41,664)
Purchase of capitalized software	—	(6,053)	—	—	(6,053)
Purchase of intangible assets, including licenses and manufacturing access fees	—	(2,659)	(2,901)	301	(5,259)
Cash paid for investment in Roka Bioscience	—	(3,980)	—	—	(3,980)
Other	—	(448)	217	22	(209)

Net cash (used in) provided by investing activities	—	37,987	(1,424)	323	(36,886)

FINANCING ACTIVITIES
Repurchase and retirement of common stock	—	(250,000)	—	—	(250,000)
Proceeds from issuance of common stock and employee stock purchase plan	—	49,932	—	—	49,932
Repurchase and retirement of restricted stock for payment of taxes	—	(1,615)	—	—	(1,615)
Excess tax benefit from employee stock-based compensation	—	5,080	—	—	5,080
Borrowings, net	—	8,000	—	—	8,000

Net cash used in financing activities	—	(188,603)	—	—	(188,603)
Effect of exchange rate changes on cash and cash equivalents	—	(5,830)	3,625	—	(2,205)

Net increase in cash and cash equivalents	—	26,544	787	—	27,331
Cash and cash equivalents, beginning of period	—	49,260	10,430	—	59,690

Cash and cash equivalents, end of period	$—	$75,804	$11,217	$—	$87,021

S-4